EXHIBIT 21.1


          Names of             State of          Names Under Which
        Subsidiaries          Incorporation       Business is Done
----------------------------  -------------   --------------------------

 1. Apartment Connection, Inc.   Delaware     Apartment Connection, Inc.
 2. Camden Acquisition, Inc.     Delaware     Camden Acquisition,  Inc.
 3. Camden Bay Crest, Inc.       Delaware     Camden Bay Crest, Inc.
 4. Camden Building, Inc.        Delaware     Camden Building, Inc.
 5. Camden Colorado, Inc.        Delaware     Camden Colorado, Inc.
 6. Camden Development, Inc.     Delaware     Camden Development, Inc.
 7. Camden Glen Lakes, Inc.      Delaware     Camden Glen Lakes, Inc.
 8. Camden Hayes Place, Inc.     Delaware     Camden Hayes Place, Inc.
 9. Camden Roseland Place, Inc.  Delaware     Camden Roseland Place, Inc.
10. Camden Subsidiary, Inc.      Delaware     Camden Subsidiary, Inc.
11. Camden Wilshire Place, Inc.  Delaware     Camden Wilshire Place, Inc.
12. CPT Arizona, Inc.            Delaware     CPT Arizona, Inc.
13. CPT Texas, Inc.              Delaware     CPT Texas, Inc.
14. TeleServe, Inc. (formerly    Delaware     CamTel
      Camden Communications
      One, Inc.)
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